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                                                                   Exhibit 10.12


                           ENTEX INFORMATION SERVICES
                        MANAGEMENT INCENTIVE PLAN - 7/94

                          PLAN DOCUMENT - CONFIDENTIAL

I.      PURPOSE

The Management Incentive Plan (the "MIP" or the "Plan") is intended to provide an incentive for key management employees of ENTEX Information Services, Inc. (the "Company") to meet and exceed individual performance goals and Company financial objectives. The Plan will better allow the Company to recruit and retain managers and professionals in its business operations.

II.     PARTICIPANTS

Employees appointed as Officers of the Company (Vice President or above) and in positions designated as "Director" or the equivalent will participate in this plan. Other key managers and individual contributors may be nominated and approved for participation.

Participants in this plan may not be participants in a sales compensation plan or any other variable compensation programs.

III.    ADMINISTRATION

The plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") in their sole discretion. The Committee will have the authority and discretion to determine the individuals who will participate in the plan, to set the performance measures for earning bonuses, to establish target awards for each participant, and to establish the methods by which the incentive awards are determined.

IV.     COMMUNICATION TO PARTICIPANTS

Participants will be informed of any Plan provision changes, and the applicable individual and financial performance targets at the beginning of each measurement period. Initially, the awards will be on a semi-annual basis but may be changed at the discretion of the Committee.

Participation in this plan is on a period-to-period basis and may be altered in subsequent measurement periods. Award eligiblity is based on selection/approval for plan participation, and active employment status on the plan payout date. Changes in position responsibilities and/or employment status are described in detail later in this document.

V.      DETERMINATION OF AWARDS

Bonus award opportunities for each participant in the Management Incentive Plan are established based on the impact that the incumbent is expected to have on the profitability and success of the Company, as well as to remain competitive with external total compensation levels for similar positions.

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ENTEX Information Services, Inc.                                          Page 2
Professional Management Incentive Plan

Award opportunities will state a target award for the measurement period, expressed as a percentage of base salary. Individual bonus award opportunities may change during the year due to changes in position assignments.

The total bonus target will typically be allocated as follows:

                               % of Bonus based on               % of bonus based on
                               Company Performance            Individual/Team Performance
                               -------------------            ---------------------------
                             ("Formula Target Award")       ("Individual/Team Target Award")


Officers and/or                       75%                                 25%
Operating Managers

Directors and/or                      60%                                 40%
Staff Managers


The Committee reserves the right to establish different allocation percentages for participants.

     OVERALL COMPANY PERFORMANCE
     The Formula Target Award, based on the percentage indicated above, will be determined by the overall financial performance of the company. The Company target award will be factored based on the achievement of semi-annual goals for the following key financial measures:

     1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
     2) Pre-Tax Income

     EBITDA will determine 75% of the company performance target award, with Pre-Tax Income achievement determining the remaining 25%. The performance multiplier for both measures will be leveraged based on the following achievement scale:



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ENTEX Information Services, Inc.
Professional/Management Incentive Plan                                    Page 3


         % of                        Performance
     Target Achieved                  Multiplier
     ---------------                -------------
      Less than 90%                 0.00
          90%                       0.50
       91 to 99%                    0.50 plus 0.05 for each 1% over 90%
         100%                       1.00
       101 to 110%                  1.00 plus 0.04 for each 1% over 100%
       111 to 120%                  1.40 plus 0.03 for each 1% over 110%
    Greater than 120%               1.70 plus 0.02 for each 1% over 120%


     For the purpose of determining awards, the percent of target achieved for EBITDA and Pre-Tax Income will be rounded to the nearest full percentage point.

     For the first measure period (July-December) in a fiscal year, the Company achievement portion of the bonus will be paid out at 90% of the semi-annual target, provided that the Company is performing (i.e. greater than = 90% of target). Adjustments to this payout will be made when finalized fiscal year results are available.

     INDIVIDUAL/TEAM TARGET AWARD
     At least two, and typically as many as five specific objectives will be established at the beginning of each measurement period. The stated objectives may be personal, team-oriented or department-wide in scope, but should be within the influence of each participant. Each objective should be definable, consistent, measurable, and should include appropriate measures of performance along with time frames for completion and/or measurement. The stated objectives will be weighted such that the total equals 1.0.

     Achievement of objectives will be rated at the end of each measurement period to establish the degree to which each objective was accomplished. This will be based on a scale from 0 to 150%, with a score of 100% for performance that meets established goals. A weighted average summary of achievement for all objectives is then determined. The Individual/Team Target Award is multiplied by the summary percent of achievement to determine the actual bonus award.





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ENTEX Information Services, Inc.                                          Page 4
Professional/Management Incentive Plan

     No bonus award under this portion of the Plan will be paid without documented objectives and determination of achievement.

     The annual bonus opportunity based on the attainment of individual/team objectives will be available for payment regardless of whether a payment is made under the Company achievement portion of the Plan.

VI.  PAYMENT OF AWARDS

Awards will be determined as soon as possible following the close of the measurement period. It is expected that awards will be paid within six weeks of the end of each measurement period.

An advance payment of the Formula Target Award will be paid quarterly, provided that financial performance is at least 90% of the quarterly goal. The quarterly advance will equal 90% of a prorated portion (50%) of the Formula Target Award for each semi-annual measurement period.

Any payments made as advances for the full period measurement are recoverable and will be deducted from the actual total award for each participant. In the event of termination prior to the end of the measurement period, the advance may also be recovered from wages or other payments due the participant.

VII. NEW HIRES, TERMINATIONS, AND TRANSFERS

New hires after July 1, 1994 may be added to the Plan the month immediately following their month of hire, if approved by the Committee. Awards will be prorated based on the number of months in the Plan.

For participants whose employment with the Company terminates during the year, eligibility to receive an award will be governed by the reason for termination as follows:

     o Voluntary Termination or Termination For Unsatisfactory Performance

          Employees who voluntarily terminate during a measurement period will not receive a bonus payment for that period. If an employee terminates voluntarily after the completion of a measurement period, they are eligible to be considered for bonus payout for that period. If an employee were to voluntarily terminate after the completion of the first semi-annual measurement period in a fiscal year but before the completion of the second semi-annual measurement period, they would not be eligible for any adjustment at fiscal year end on the Company achievement portion of the bonus.

     o Termination due to Retirement, Disability, Layoff or Sale of Business

          The Committee will decide the amount and timing of the award considering the specific circumstances and reason for termination. Participants that terminate after one half of the measurement period will normally receive a prorated


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ENTEX Information Services, Inc.                                         Page 5
Professional/Management Incentive Plan


shares of the award. No pro-rated awards will be made for participants who terminate prior to one half of the measurement period.

If a participant is transferred to a new position that is not eligible for an award under this Plan, the Committee will determine if a pro-rated portion should be received. If an award is granted, it will be prorated as to the number of completed months in the Plan prior to transfer. Awards will be paid on the regularly scheduled payout date.

VIII.  UNFUNDED AND UNSECURED
Awards under this plan are payable from the general funds of the Corporation and no separate fund is established or secured for payment.

IX.  RIGHTS TO MODIFY OR CANCEL
The Committee may at any time terminate, suspend or modify the Plan, in whole or in part.